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                                                                  Exhibit (a)(6)

                               N. A. J. CO., LTD.
                                7-1, UDAGAWA-CHO
                                   SHIBUYA-KU
                                 TOKYO 150-0042
                                     JAPAN

                                                               November 18, 1999

To Holders of Common Stock and American Depositary Shares of Amway Japan
Limited:

     We are pleased to submit for your consideration an offer by N.A.J. Co., Ltd., a joint stock corporation (kabushika kaisha) organized under the laws of Japan (the "Company") and an entity controlled, directly or indirectly, by the DeVos and Van Andel families and certain corporations, trusts and other entities established by or for the benefit of such families (the "Principal Shareholders"), to purchase (the "Offer") all the outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock (the "ADSs" and, together with the Common Stock, the "Shares"), that are beneficially owned by the shareholders of Amway Japan Limited ("AJL"), a joint stock corporation (kabushika kaisha) organized under the laws of Japan. The Company has been informed by the Principal Shareholders that they will not tender their Shares ("Non-Tendered Shares") in response to the Offer (other than 550,000 Shares owned by one of the charitable foundations established by certain of the Principal Shareholders ("Foundation Tendered Shares")). The purchase price for each share of Common Stock will be (Yen)1,490 in cash (the "Common Stock Purchase Price"). The purchase price for each ADS purchased in the Offer will be
(Yen)745 in cash (the "ADS Purchase Price" and, together with the Common Stock Purchase Price, the "Purchase Price"), which is equal to one-half of the Common Stock Purchase Price (because each ADS represents one-half of one share of Common Stock). The ADS Purchase Price will be payable in and converted into U.S. dollars using the noon buying rate in New York City for cable transfers of yen announced for customs purposes by the Federal Reserve Bank of New York on the date of settlement of the Offer in Japan (the "Common Stock Settlement Date"), which is presently anticipated to be not later than six trading days after the expiration of the Offer in Japan (or, if necessary for administrative convenience, on the business day next preceding the Common Stock Settlement
Date). The ADSs are evidenced by American Depositary Receipts. There will be deducted from the Purchase Price paid to each holder any U.S. backup withholding and Japanese income taxes which may be required to be withheld. The Offer is for all Shares of AJL or any lesser number of Shares tendered and not withdrawn.

     The Offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you want to tender your Shares, the instructions for tendering are set forth in detail in the enclosed materials. I encourage you to read these materials carefully before making any decision with respect to the Offer. Please note that only ADSs may be tendered into the Offer pursuant to the Letter of Transmittal. A holder of Common Stock desiring to accept the Offer should obtain, or, if resident outside of Japan, request from its standing agent in Japan, copies of the Japanese Tender Offer Explanatory Statement, the Japanese counterpart of the Offer to Purchase, and the tender offer application form, the Japanese counterpart of the Letter of Transmittal, by which such holder may tender Common Stock into the Offer. Holders of Common Stock may not tender Common Stock into the Offer pursuant to the Letter of Transmittal. See "The Offer -- Procedure for Tendering Shares" in the Offer to Purchase.

     THE BOARD OF DIRECTORS OF AJL (WITH MESSRS. DEVOS, VAN ANDEL AND SUMIHIRO NOT PARTICIPATING) RECOMMENDS THAT THE HOLDERS OF SHARES, OTHER THAN FOUNDATION TENDERED SHARES AND NON-TENDERED SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     EACH HOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Please note that the Offer will expire outside of Japan at 12:00 midnight, New York City time, on December 17, 1999, unless it is extended. Should you have questions regarding this Offer, please call the Information Agent or the Dealer Managers at their respective telephone numbers set forth on the back cover page of the Offer to Purchase.

                                      Very truly yours,

                                      N.A.J. Co., Ltd.

                                      By: /s/ Stephen A. Van Andel
                                        Name: Stephen A. Van Andel